Exhibit 99.1

PRA Health Sciences Announces Appointment of New Director

August 14, 2017, Raleigh, N.C.

PRA Health Sciences, Inc. (NASDAQ: PRAH) today announced the appointment of Alexander G. Dickinson to the Board of Directors of the Company.

“We are pleased that Alex will be joining our Board of Directors.  Alex’s background in technology and informatics will be a tremendous value to us as we seek to leverage our recent acquisitions of Parallel6 and Symphony Health as part of our initiatives to leverage technology and data to shape the future of clinical research,” said Colin Shannon, President, Chief Executive Officer and Chairman of the Board of Directors of PRA Health Sciences, Inc.

Dr. Dickinson is the executive chairman of ChromaCode, a private clinical diagnostics company. Previously Dr. Dickinson was the Senior Vice President of Strategic Initiatives at Illumina, Inc. where his responsibilities included working with national governments and large institutions to develop precision medicine programs for healthcare systems. Earlier he led the team that built Illumina’s cloud-based sequencing informatics platform, BaseSpace, now one of the world’s largest genomic databases. Dr. Dickinson joined Illumina in 2010 when the company acquired Helixis, a molecular diagnostics company that he led as CEO after co-founding with Caltech Professor Axel Scherer and Nobel Laureate David Baltimore.  Dr. Dickinson was previously the founder and CEO of Luxtera, a leading provider of interconnect products for cloud computing. He began his career as a researcher at AT&T Bell Labs and has been awarded over 40 patents covering a range of inventions including the camera and fingerprint CMOS chip technologies widely used in today’s smartphones. Dr. Dickinson holds a Ph.D. from the University of Adelaide, Australia, and an MBA from Columbia University in New York.

ABOUT PRA HEALTH SCIENCES

PRA is one of the world’s leading global contract research organizations, by revenue, providing outsourced clinical development services to the biotechnology and pharmaceutical industries. PRA’s global clinical development platform includes more than 70 offices across North America, Europe, Asia, Latin America, South Africa, Australia and the Middle East, and over 14,000 employees worldwide. Since 2000, PRA has participated in approximately 3,500 clinical trials worldwide. In addition, PRA has participated in the pivotal or supportive trials that led to U.S. Food and Drug Administration or international regulatory approval of more than 70 drugs. To learn more about PRA, please visit www.prahs.com.

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